Exhibit 99.1

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour announces 2005 capital budget
and 2004 financial results

Houston, TX – March 9, 2005 – Endeavour International Corporation (AMEX: END) today announced that it plans to spend approximately $30 million during 2005 in direct costs to fund oil and gas exploration and development in the North Sea.

“We enter the year very encouraged by the level of interest in our North Sea-focused business model and in the number of opportunities to grow our company through a mix of strategies,” said John N. Seitz and William L. Transier, co-chief executive officers. “In little more than a year, we have built an inventory of high-quality prospects and a production base from which to strengthen our position in a revitalizing oil and gas producing basin. Preparatory work is already underway to drill several exploratory opportunities in the United Kingdom, and we continue to pursue an ongoing development program on our assets in Norway.”

Nearly half of the 2005 capital program will be spent in the United Kingdom sector of the North Sea where a first well is expected to spud by the end of the summer. The company also plans to allocate approximately $8 million to drill up to nine wells on its Njord and Brage interests in Norway. The development effort is designed to optimize production and extend the life of the assets acquired last year. Another $4 million will fund the development of an onshore gas discovery located in Thailand, the company’s only remaining asset outside the North Sea.

The remainder of the capital budget will be spent to initiate an exploratory program in the Netherlands where Endeavour has entered into an agreement to obtain 3-D seismic data available for the first time covering approximately 15,000 square kilometers. The company also expects to participate in additional licensing rounds during the year in the United Kingdom and Norway.

Endeavour reported 2004 earnings that reflected the transition of the company from primarily a domestic U.S. producer to an oil and gas exploration company in the North Sea. A loss of $23.4 million or $0.37 per diluted share was recorded for full-year 2004. Revenues for the year were $3.7 million. Average oil price for the year was $39.27 per barrel of oil equivalent. Production for the year was 93,277 barrels of oil equivalent (BOE), primarily reflecting the Norwegian producing assets owned by OER Oil AS, which was acquired in November. Endeavour now holds working interests in the Brage and Njord oil and gas fields in the Norwegian North Sea. Total proved reserves for the company as of December 31, 2004 were 7.5 million BOE.

Earnings Conference Call Today, March 9 at 9:00 A.M. CST (10:00 A.M. EST)

Endeavour will host an analyst conference call today at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss its capital expenditure program for 2005 and year-end earnings. To participate and ask questions during the conference call, dial toll free 1-888-855-5428 (U.S.) or 719-457-2665(international), pass code: 4922530. To listen only to the live audio web cast via the Internet access Endeavour’s Internet home page at www.endeavourcorp.com.

Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Year Ended December 31,
	2004	2003

Revenues	$3,663	$27

Expenses:
Operating expenses	2,066	6
Depreciation, depletion and amortization	2,180	1,497
Impairment of oil and gas properties	—	25,168
General and administrative	14,708	2,132
Other expenses	201	3,146

Total expenses	19,155	31,949

Loss From Operations	(15,492)	(31,922)

Other (Income) Expense:
Consideration given in excess of fair market value of assets acquired	10,779	—
Other	(3,447)	4,989

Total Other Expense	7,332	4,989

Loss Before Minority Interest	(22,824)	(36,911)
Minority Interest	122	82

Loss Before Income Taxes	(22,702)	(36,829)
Income Tax Expense	670	—

Net Loss	(23,372)	(36,829)
Preferred Stock Dividends	(425)	(4,406)

Net Loss to Common Stockholders	$(23,797)	$(41,235)

Net Loss Per Common Share — Basic and Diluted	$(0.37)	$(1.18)

Weighted Average Number of Common Shares Outstanding — Basic and Diluted	64,400	35,076

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	December 31,
	2004	2003

Assets
Current Assets:
Cash and cash equivalents	$8,975	$57
Accounts receivable	4,286	87
Other current assets	3,814	3,176

Total Current Assets	17,075	3,320

Equity Interests in Entities with Oil and Gas Properties	3,688	2,839

Property, Plant and Equipment, net	50,228	6,423

Goodwill	20,119	—
Other Assets	10,627	—

Total Assets	$101,737	$12,582

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,909	$2,529
Current portion of long-term debt	2,138	3,243
Accrued expenses and other	7,329	3,599

Total Current Liabilities	12,376	9,371

Long-Term Debt	2,150	—
Deferred Taxes	18,012	—
Other Liabilities	8,979	—

Total Liabilities	41,517	9,371

Minority Interest	3,248	30

Stockholders’ Equity	56,972	3,181

Total Liabilities and Stockholders’ Equity	$101,737	$12,582